As filed with the Securities and Exchange Commission on June 18, 1998
                                             Registration No. 33-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                -----------------

                        GENERAL DATACOMM INDUSTRIES, INC.
               (Exact name of issuer as specified in its charter)

                  Delaware                             06-0853856
         (State or other jurisdiction of      (IRS Employer Identification No.)
         incorporation or organization)

            1579 Straits Turnpike, Middlebury, Connecticut 06762-1299
                    (Address of principal executive offices)

                        1979 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

              HOWARD S. MODLIN, Weisman Celler Spett & Modlin, P.C.
            445 Park Avenue, New York, New York 10022 (212) 371-5400 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
                                       Maximum       Maximum
                        Amount         Offering      Aggregate     Amount of
Title of Securities     to be          Price         Offering      Registration
to be Registered        Registered     Per Share     Price         Fee

Common Stock, par
value $.10 per share    600,000        $3,907 (1)    $2,343,900    $691.45
------------------
(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the average high/low price on , on the New York Stock Exchange, Inc.

Rule 429: The prospectus contained herein is a combined prospectus with Registration Nos. 33-27920 and 33-43050.

                                   PROSPECTUS

                        GENERAL DATACOMM INDUSTRIES, INC.
                                    Route 63
                            Middlebury, CT 06762-1299
                                  203-574-1118

                        1979 EMPLOYEE STOCK PURCHASE PLAN

         Participation in the General DataComm Industries, Inc. (the "Corporation") 1979 Employee Stock Purchase Plan (the "Plan") is offered, as set forth herein, to eligible employees of the Corporation and its participating subsidiaries to which the Plan shall be made applicable.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is June 18, 1998.



THIS DOCUMENT CONSTITUTES A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

No person has been authorized by the Corporation to give any information or to make any representation not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Corporation since the date hereof.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION.............................................3

REGISTRATION STATEMENT............................................4

GENERAL INFORMATION...............................................4

RESCISSION OFFER..................................................4

PART I. INFORMATION ABOUT THE PLAN................................5
 1. What Does the Plan Do?........................................5
 2. Who Is Eligible To Participate?...............................5
 3. How Do You Become a Participant?..............................5
 4. How Much Can You Invest In the Plan?..........................5
 5. What Happens to Your Payroll Deductions?......................6
 6. What Happens to Unused Payroll Deductions?....................6
 7. What Is the Payment Period?...................................6
 8. When And At What Price Is Your Stock Purchased?...............6
 9. In Whose Name Will Your Stock Be Issued?......................6
10. Can You Change Your Payroll and Supplementary Deductions?.....7
11. How Do the Supplementary Deductions Work?.....................7
12. Can You Withdraw From the Plan?...............................7
13. If You Withdraw, May You Again Participate In the Plan?.......7
14. May You Assign or Transfer Your Rights?.......................7
15. Who Administers the Plan?.....................................7
16. Are There Limitations on the Sale of Your Stock Purchased
    Under the Plan?...............................................7
17. Where Do You Find Additional Details of the Plan?.............8
18. Is There Any Risk of Investment?..............................8
19. What Are the Federal Income Tax Aspects of the Plan?..........8

BASIC FEDERAL TAX CONSEQUENCES....................................8
Typical Cases....................................................10

PART II. COMPLETE TEXT OF THE PLAN...............................11

DESCRIPTION OF CAPITAL STOCK.....................................18

LEGAL MATTERS....................................................20

EXPERTS .........................................................21

INDEMNIFICATION..................................................21

                              AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at Room 1024, 450 Fifth Street, NW, Washington, DC 20549; in New York City at 7 World Trade Center, Suite 1300, New York, New York 10048; and in Chicago at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates. The Corporation will provide at the written or oral request without charge at its principal office in Middlebury, Connecticut to each person to whom this Prospectus is delivered a copy of any or all of the information that has been incorporated by reference. All such requests should be directed to the Corporation at its principal office, P.O. Box 1299, Middlebury, Connecticut 06762-1299, Attention: Senior Vice President, Finance, or by telephone (203) 574-1118. The Corporation's Common Stock is listed and traded on the New York Stock Exchange, Inc. and the above material is also available for inspection at such Exchange, 20 Broad Street, New York, New York 10005.

The following documents, filed with the Commission, as stated above (Commission File No. 1-8086), are hereby incorporated by reference in this Prospectus:

     1. The Corporation's annual report on Form 10-K for the year ended September 30, 1997.

     2. The Corporation's proxy statement dated December 10, 1997 with respect to its annual meeting of shareholders held on February 5, 1998.

     3. The Corporation's quarterly report on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998.

         All documents filed by the Corporation after the date of this Prospectus pursuant to Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement of which this Prospectus constitutes a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

                             REGISTRATION STATEMENT

         The Corporation has filed with the Commission, Washington, DC, Registration Statements (hereinafter, as amended to date, referred to as the "Registration Statements") on Form S-8 (File Nos. 33-27920, 33-43050 and 33-xxxxx) under the Securities Act of 1933, as amended, in respect of 1,830,000 shares of the Corporation's Common Stock, $.10 par value, subject to adjustment, which may be purchased from time to time pursuant to the Plan for the account of eligible employees who have subscribed to the Plan. As of March 31, 1998, 500,190 shares are still available for purchase under the Plan. For further information with respect to the Corporation and the securities offered by this Prospectus, reference is made to the Registration Statements and the exhibits filed as a part thereof.

         The statements made in Part I, Information About the Plan, in this Prospectus are summaries of certain provisions of the Plan, a copy of which is set forth in Part II of this Prospectus and as an Exhibit to the Registration Statement. Reference is made to the Plan for complete statements of such provisions, and such summaries are qualified in their entirety by such reference.

                               GENERAL INFORMATION

         The Corporation, the executive offices of which are located at Middlebury, Connecticut 06762-1299, is the issuer of the Common Stock, $.10 par value covered by the Registration Statement and being offered by this Prospectus. The Corporation's telephone number is (203) 574-1118.

         Any optionee who may be deemed an affiliate of the Corporation, as defined in Rule 405 issued under the Securities Act of 1933, as amended ("Securities Act"), must utilize an exemption, including Rule 144, from the registration provisions of the Securities Act to sell shares received pursuant to the exercise of an option unless a separate prospectus is in effect.

                                 RESCISSION OFFER

         On February 28, 1998, the Corporation issued 151,340 shares to employee participants for the Payment Period (as defined herein) September 1, 1997 through February 28, 1998. While all of the shares were approved by stockholders, the Corporation's Registration Statement on Form S-8 covering 99,810 of such shares was not effective until today. Accordingly, participants who purchased shares for such Payment Period have a right to rescind their purchase by delivering their certificate to the Corporation during the forty-five (45) day period commencing on the date of this Prospectus, together with a letter to such effect. If holders of more than 99,810 shares rescind, the Corporation will repurchase a maximum of 99,810 shares prorated based on the total shares rescinded since the balance were timely registered. The Corporation will promptly refund such purchase price to participants who accept the rescission offer following the end of the forty-five (45) day period.

                       PART I - INFORMATION ABOUT THE PLAN

                      Questions and Answers About the Plan
                           What the Plan Means to You

1.       What Does the Plan Do?

         The General DataComm Industries, Inc. 1979 Employee Stock Purchase Plan is a voluntary payroll deduction plan which permits you, as an eligible employee, to purchase shares of Common Stock of the Corporation and thus provides you with a convenient way to obtain a more direct interest in its continuing welfare and development.

2.       Who Is Eligible to Participate?

         You are eligible if:

     (1) You have completed ninety-one (91) consecutive days employment with the Corporation, and

     (2) You are a regular employee working more than twenty (20) hours per week.

         Employees of the Corporation and its participating subsidiaries who meet the above requirements are currently eligible to participate in the Plan. As of March 31, 1998, 230 employees were participants in the Plan.

3.       How Do You Become a Participant?

         You may elect to participate, after you have become eligible, by completing a payroll deduction authorization form. This form is available from the Human Resources department. The payroll deductions will start at the beginning of the next Payment Period as set out in the Plan. The authorization form must be received by Human Resources at least ten (10) days prior to the beginning date of the Payment Period.

4.       How Much Can You Invest In the Plan?

         Your authorized payroll deduction must be in whole percentages within the following range:

         The minimum deduction is 2% of your regular base pay.

         The maximum deduction is 10% of your regular base pay, bonuses and commissions.

         Base pay includes salary, overtime pay and any other current cash compensation, but excludes bonuses, commissions and car allowances.

         You may also choose to authorize supplementary deductions of no less than 2% nor more than 10% of any bonuses and commissions, if any, paid to you. See Question 11 for further information on supplementary deductions.

5.       What Happens to Your Payroll Deductions?

         Your payroll deductions are accumulated on a non-interest bearing basis until the end of the Payment Period when the stock is purchased. Only full shares of stock may be purchased.

6.       What Happens to Unused Payroll Deductions?

         Since only full shares may be purchased, any employee's account at the end of that Payment Period may show a balance after full shares of stock are purchased. This balance will be carried over into the next Payment Period.

                               How The Plan Works

7.       What is the Payment Period?

         The six-month periods, September 1 to February 28 or 29 and March 1 to August 31, are the so-called Payment Periods during which payroll deductions were accumulated under the Plan. The Board of Directors may change the starting and ending dates of six-month periods at any time while the Plan is suspended. No Payment Period will commence if at such time 85% of the average market price per share is less than the publicly reported book value per share.

8.       When And At What Price Is Your Stock Purchased?

         On the first business day of each Payment Period, you as a participant in the Plan are granted an option by the Corporation to buy shares on the last business day of the Payment Period at a price which is the lesser of 85% of the average market price of the Corporation's Common Stock on the first business day of the Period or 85% of the average market price of the Corporation's Common Stock on the last business day of the Period, but in no event less than the publicly reported book value per share at the end of the Payment Period. If 85% of the average market price per share at the end of the Payment Period is less than such book value per share at the end of the Payment Period, the Corporation will refund your deductions with interest at a rate comparable to that offered by a money market checking account. If 85% of the average market price per share at the end of the Payment Period equals or exceeds the book value per share at the end of the Payment Period, but 85% of the average market price at the beginning of the Payment Period is less than the book value at the end of the Payment Period, the purchase price will be the book value at the end of the Payment Period. On the last business day of the Payment Period you will purchase that number of full shares which can be paid for by your payroll deductions accumulated during the Payment Period.

9.       In Whose Name Will Your Stock Be Issued?

         Stock purchased by you under the Plan will be issued only in your name, or if you so specify in your authorization, in your name and the name of another person of legal age. That person will become a joint tenant with rights of survivorship.

10.      Can You Change Your Payroll and Supplementary Deductions?

         Yes. Your regular payroll percentage deduction may be increased or decreased once during a Payment Period. Likewise, your supplementary percentage deduction may be increased or decreased once during a Payment Period.

11.      How Do the Supplementary Deductions Work?

         In addition to your regular payroll percentage deduction, you may elect to have an additional amount withheld from any bonuses and/or commissions paid to you. Your election to make the supplementary contribution deduction discussed above must be made no later than ten (10) days prior to the beginning of the Payment Period to which such election applies. Such election shall automatically remain in effect until it is revoked.

12.      Can You Withdraw From the Plan?

         Yes. You can withdraw at any time prior to the next to the last business day of each Payment Period. In such case, you will receive the entire balance of your payroll deductions not previously used to purchase stock. No partial withdrawals can be made. In the event of a withdrawal you may not purchase shares during the then current Period. A form is available in the Human Resources department to elect to withdraw Funds.

13.      If You Withdraw, May You Again Participate in the Plan?

         Yes. However, you will not be able to participate before the beginning of the next Payment Period following withdrawal. Upon rejoining the Plan, you will be considered a new participant and a new authorization form must be filed.

14.      May You Assign or Transfer Your Rights?

         No. The rights granted to you under the Plan are yours alone and may not be assigned or transferred to anyone else. Your option may be exercised only by you.

15.      Who Administers the Plan?

         The Plan is administered by a Committee of not less than three (3) employees of the Corporation who are appointed by the Chairman of the Board of the Corporation. The Committee has the authority to interpret the Plan and to establish rules and regulations. The present members of the Committee are Charles P. Johnson, Frederick R. Cronin and William S. Lawrence. The Committee members serve without receiving any compensation therefor. The address of the Committee is c/o General DataComm Industries, Inc., Route 63, Middlebury, CT 06762-1299.

16.    Are There Limitations On the Sale of Your Stock Purchased Under the Plan?

         Although the Plan is intended to provide you with an ownership interest as an investment, most employees may sell stock purchased under the Plan at any time they choose. However, those employees who are subject to Section 16 of the Securities Exchange Act of 1934 or may be deemed "Affiliates" of the Corporation within the meaning of the Securities Act of 1933, as amended, may effect such resales only pursuant to a separate prospectus or an appropriate exemption from registration. If you sell your shares, you should consider the tax consequences and employees subject to
Section 16 should consider the liability for  short-swing  profits under Section
16. In addition, if such shares are sold within two (2) years of the date of grant of the option, you agree to notify the Corporation of such disposition. A form is available in the Chairman's office to be sent to notify the Corporation.

17.      Where Do You Find Additional Details of the Plan?

         You should read the full text of the Plan which is contained  herein as
Part II. The information provided above is simply a guide to the principal provisions of the Plan and is not complete.

18.      Is There Any Risk of Investment?

         The Corporation makes no warranty or representation to you in any manner that the market value of the stock which you purchase will increase or not decrease. You assume all risks in connection with any changes in the market price of the stock which you purchase under the Plan.

19.      What Are the Federal Income Tax Aspects of the Plan?

         In most cases, no taxable income will be required to be reported on your tax return until the shares which you purchased under the Plan are sold. The amount reported as income is the difference between your purchase price of the shares and your net proceeds received when you sell the shares.

         In the case of any question, you should consult your own tax advisor. The following section on Basic Federal Tax Consequences should be reviewed.

                         BASIC FEDERAL TAX CONSEQUENCES

         The following general rules are applicable to employees for United States federal income tax purposes:

         1. Taxable income will not be realized by the employee either at the time options are granted pursuant to the Purchase Plan or at the time of the purchase of shares pursuant to the Purchase Plan.

         2. If the employee disposes of the shares two (2) years or more after the beginning of the Payment Period in which the share were acquired (and accordingly, more than one year after issuance of the shares), then the employee at that time will:

        (a) recognize as ordinary compensation income an amount equal to the lesser of:
        (1) the excess of the fair market value of the shares at the time of such disposition over the option price, or

        (2) the excess of the fair market value of the shares at the beginning of the Payment Period over the option price; and

        (b) recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the stock and his or her basis in the shares (i.e., purchase price plus amount, if any, of taxes as compensation income).

         3. If the employee disposes of the shares within two (2) years after the beginning of the Payment Period in which the shares were acquired, the employee at that time will:

            (a) recognize as ordinary compensation income an amount equal to the fair market value of the shares at the time of purchase (the last business day of the applicable Payment Period) less the amount paid for the shares; and

            (b) recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the basis in the shares (i.e., in this case, the purchase price plus the amount taxed to him or her as compensation income); if the employee holds the shares for more than one year and not more than 18 months capital gains will be treated as midterm capital gains and taxed at a rate of 28% and if held more than 18 months such gains will be treated as long-term capital gains and taxed at a maximum rate of 20%.

         4. If the two-year holding period is satisfied, the Corporation will not receive any deduction for Federal income tax purposes with respect to the options or the shares issued pursuant thereto. If the two-year holding period is not satisfied, the Corporation may be entitled to a deduction in an amount equal to the amount which is considered ordinary compensation income, and the employee, by participating in the Plan, agrees to notify the Corporation of any such disposition. A Form is available in the Chairman's office to be used to notify the Corporation.

The following example and its tax consequences illustrate three typical applications of the tax rules:

                                    Assume:

     A. At the beginning of the Payment Period, the shares have a market price of $10.
     B. At the end of the Payment Period, the shares have a market price of $15.
     C. X purchases the shares on the last day of the Payment Period at $8.50 per share (85% of the lower of A and B above and equal to or greater than the book value at the end of the Payment Period.

                                  TYPICAL CASES


1. X holds the shares for two (2) years after the beginning of the Payment Period, then sells for a gain.

         If X holds the shares two (2) years or more from the date of the beginning of the Payment Period and then sells at $20 a share, X would compute his or her taxes by taking 15% of the $10 fair market value on the date of the beginning of the Payment Period and include this amount ($1.50 per share) as ordinary income in X's tax return for the year in which the sale was made. The difference between the amount X paid for the shares ($8.50) plus the amount of ordinary income ($1.5) and X's selling price ($20), or $10.00, is treated as a gain from the sale of a capital asset in the year the sale was made.


2. X holds the shares for less than two (2) years after the beginning of the Payment Period, then sells for a gain.

         If X holds the shares for less than two (2) years from the beginning of the Payment Period and then sells the shares at $20 a share, X would include the difference between the $8.50 X paid for the shares and the fair market value on the date of purchase ($15) or $6.50 per share as ordinary income in the tax return filed for the year in which the sale was made. The difference between the amount X paid for the shares ($8.50) plus the amount of ordinary income ($6.50) and X's selling price ($20), or $5, is treated as a gain from the sale of capital assets in the year the sale was made.


3. X holds the shares for two (2) years after the beginning of the Payment Period, then sells at a loss.

         If X holds the shares for more than two (2) years from the date of the beginning of the Payment Period and then sells the shares at $8 per share, X would include the difference between the $8 sales price and the $8.50 purchase price as a capital loss in the tax return filed for the year in which the sale was made.


4. X holds the shares for fifteen (15) months after the beginning of the Payment Period, then sells at a loss.

         If X holds the shares for only fifteen (15) months from the date of the beginning of the Payment Period and then sells the shares at $14 per share, X would first include the difference between the $8.50 purchase price and the fair market value on the date of purchase ($15), or $6.50, per share as ordinary income in the tax return filed for the year in which the sale was made, and next include the difference between the $14 sale price and the $15 basis ($8.50 purchase price plus $6.50 taxed as compensation income) as a loss from the sale of capital assets in the year the sale was made.

                       PART II - COMPLETE TEXT OF THE PLAN

                        GENERAL DATACOMM INDUSTRIES, INC.
                        1979 EMPLOYEE STOCK PURCHASE PLAN

Article 1 - Purpose

This Employee Stock Purchase Plan (the "Plan") is intended as an incentive and to encourage stock ownership by all eligible employees of General DataComm Industries, Inc. (the "Corporation") and participating subsidiaries so that they may obtain a more direct interest in the continuing welfare and development of the Corporation. The Plan is designed to encourage eligible employees to remain in the employ of the Corporation and to provide incentive for superior performance. It is intended that options be issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended ("Code").

Article 2 - Eligible Employees

All employees of the Corporation and participating subsidiaries who have completed 91 consecutive days employment shall be eligible to receive options under this Plan to purchase the Corporation's Common Stock, $.10 per value (the "Common Stock") There shall be no participation by subsidiaries which have employees in countries whose laws make participation impractical. Persons who have been so employed for 91 days or more on the first day of the Payment Period shall receive their options as of such day. Persons who attain the status of employment for 91 days or more after the date on which the initial options are granted under this Plan shall be granted options on the next date on which options are granted to all eligible employees. In no event may an employee be granted an option if such employee, after the option is granted, owns stock possessing five (5%) percent or more of the total combined voting power or value of all classes of stock of the Corporation or of its parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

         For purposes of this Article 2, the term employee shall not include an employee whose customary employment is twenty (20) hours or less per week or is for not more than five (5) months in any calendar year.

Article 3 - Stock Subject To The Plan

The stock subject to the options shall be shares of the Corporation's authorized but unissued shares of Common Stock or shares of Common Stock reacquired by the Corporation including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 3,225,704, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like.

Article 4 - Payment Periods And Stock Options

The original six-month periods, November 1 to April 30 and May 1 to October 31, were Payment Periods during which payroll deductions were accumulated under the Plan. Each Payment Period includes only full pay periods falling within it. The Board of Directors may change the starting and ending dates of six-month periods at any time while the Plan is suspended. No Payment Period will commence if at such time 85% of the average market price per share is less than the publicly reported book value per share. The current Payment Periods are September 1 to February 28 or 29 and March 1 to August 31.

         Twice each year, on the first business day of each Payment Period, the Corporation will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, such number of shares of the Common Stock of the Corporation reserved for the purpose of the Plan whose aggregate average market price does not exceed 10% of the employee's regular base pay for the Payment Period, on condition that such employee remains eligible to participate in the Plan throughout such Payment Period. The foregoing limitation on the number of shares which may be granted in any Payment Period is subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like. The participant shall be entitled to exercise such options so granted only to the extent of his or her accumulated payroll deductions on the last day of such Payment Period. The Option Price for each Payment Period shall be the lesser of (i) 85% of the average market price per share of the Corporation's Common Stock on the first business day of the Payment Period or (ii) 85% of the average market price per share of the Corporation's Common Stock on the last business day of the Payment Period, but in no event less than the publicly reported book value per share at the end of the Payment Period. If 85% of the average market price per share at the end of the Payment Period is less than such book value per share at the end of the Payment Period, then the Corporation will refund the employees' withholdings plus interest comparable to that offered on money market checking accounts. If 85% of the average market price per share at the end of the Payment Period equals or exceeds book value per share, but 85% of the average market price per share at the beginning of the Payment Period is less than such book value per share at the end of the Payment Period, the purchase price will be such book value per share at the end of the Payment Period. In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Corporation through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Price per share provided for under the Plan, either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per share, or by a proportionate decrease in the number of shares and a proportionate increase in the Option Price per share, as may be required to enable an eligible employee who is then a participant in the Plan as to whom an option is exercised on the last day of any then current Payment Period to acquire such number of full shares as his or her accumulated payroll deductions on such date will pay for at the adjusted Option Price.

         For purposes of this Plan the term "average market price" means the average of the high and low prices of the Common Stock of the Corporation on the New York Stock Exchange, or if not listed on such Exchange on such other national securities exchange as shall be designated by the Board of Directors or the NASDAQ system.

         For purposes of this Plan the term "business day" as used herein means a day on which there is trading on the New York Stock Exchange or such national securities exchange as shall be designated by the Board of Directors, or the NASDAQ system.

         No employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar plans of the Corporation or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with the provisions of Section 423(b)(8) of the Code, which are incorporated herein by reference.

Article 5 - Exercise Of Option

Eligible employees who continue to be participants in the Plan on the last business day of a Payment Period shall be deemed to have exercised their options on such date and shall be deemed to have purchased from the Corporation such number of full shares of Common Stock reserved for the purpose of the Plan as accumulated payroll deductions on such date will pay for at such Option Price. If a participant is not an employee on the last business day of a Payment Period, he or she shall not be entitled to exercise the option.

Article 6 - Supplementary Deductions and Unused Payroll Deductions

         (a) Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in an employee's account at the end of a Payment Period will be carried forward to the succeeding Payment Period.

         (b) An employee shall have the right to authorize supplementary payroll deductions based on any bonuses and commissions, if any, paid to the employee. The election to authorize a supplementary deduction shall be made by written notice received by Human Resources no later than ten
         (10) days prior to the beginning of the Payment Period in which the supplementary contribution is to be made and shall remain in effect through all succeeding Payment Periods until revoked by written notice received by Human Resources.

         (c) An employee may not make any cash payments into his or her account.

Article 7 - Authorization For Entering Plan

An employee may enter the Plan by completing, signing and delivering to the Human Resources department an Authorization Form:

      (a) stating the percentage to be deducted regularly from his or her pay;

      (b) authorizing the purchase of stock on his or her behalf in each Payment Period in accordance with the terms of the Plan; and

      (c) specifying the exact name in which purchased stock is to be issued as provided under Article 11 hereof.

         Such Authorization must be received by the Human Resources department at least ten (10) days before the beginning date of such next succeeding Payment Period.

         Unless an employee files a new Authorization Form or withdraws from the Plan, deductions and purchases under the Authorization Form on file under the Plan will continue as long as the Plan remains in effect.

         The Corporation will accumulate and hold for the employee's account the amounts deducted from his or her pay. No interest will be paid on or credited to the employee's account, except as specifically provided in
         Article 4 on refunds.

Article 8 - Maximum Amount Of Payroll Deductions

An employee may authorize payroll deductions in an amount not less than 2% but not more than 10% of his or her regular base pay. In addition, an employee shall be entitled to authorize supplementary deductions of the same limitations pursuant to Article 6 hereof.

Article 9 - Change In Payroll Deductions

Deductions may only be increased or decreased once in a Payment Period and shall become effective in the next payroll period commencing after receipt of said authorized change. A new authorization will be required and must be received by the Human Resources department.

Article 10 - Withdrawal From The Plan

An employee may withdraw from the Plan in whole but not in part, at any time prior to the next to the last business day of each Payment Period by delivering a written withdrawal notice to Human Resources, in which event the Corporation will refund the entire balance of his or her deductions within ten (l0) business days after receipt of said notice.

         An employee who withdraws from the Plan is treated like an employee who has never entered the Plan. To re-enter, a new Authorization Form must be filed at least ten (10) days before the beginning date of the next Payment Period. This Form, however, cannot become effective before the beginning of the next Payment Period following withdrawal.

Article 11 - Issuance Of Stock

Certificates for Common Stock issued to participants will be delivered as soon as practicable after each Payment Period.

         Common Stock purchased under the Plan will be issued only in the name of the employee, or if the Authorization Form so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

Article 12 - No Transfer Or Assignment Of Employee's Rights

An employee's rights under the Plan are his or hers alone and may not be transferred or assigned to or availed of by any other person. Any option granted to an employee may only be exercised by that person.

Article 13 - Termination Of Employee's Rights

An employee's rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, lay-off, discharge, death, change of status, or for any other reason. A withdrawal notice will be considered as having been received from the employee on the day employment ceases, and all payroll deductions not used to purchase Common Stock will be refunded.

         If an employee's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received on the day the interruption occurs.

Article 14 - Termination And Amendments To Plan

The Plan shall terminate on October 31, 2001.

         The Plan may be terminated at any time by the Corporation's Board of Directors. It will terminate in any case when all or substantially all of the unissued shares of Common Stock reserved for the purpose of the Plan have been purchased. If at any time shares of Common Stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase Common Stock will be refunded.

         The Board of Directors also reserves the right to amend the Plan from time to time in any respect provided, however, that no amendment shall be effective without prior approval of the stockholders, which would (a) except as provided in Articles 3 and 4, increase the number of shares of Common Stock to be offered above or (b) change the class of employees eligible to receive options under the Plan.

Article 15 - Limitations On Sale Of Stock Purchased Under The Plan

The Plan is intended to provide Common Stock for investment and not for resale. The Corporation does not, however, intend to restrict or influence any employee in the conduct of personal financial affairs. An employee may, therefore, sell Common Stock purchased under the Plan at any time so chosen. Because of certain Federal tax requirements, each employee will agree, by entering the Plan, to promptly give the Corporation notice of any such stock disposed of within two
(2) years after the date of grant of the applicable option or within one (1) year after issuance of the shares showing the number of such shares disposed. The employee assumes the risk of any market fluctuations in the price of such Common Stock.

Article 16 - Corporation's Payment Of Expenses Related To Plan

The Corporation will bear all costs of administering the Plan.

Article 17 - Participating Subsidiaries

The term "participating subsidiaries" shall mean any subsidiary of the Corporation which is designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

Article 18 - Administration Of The Plan

The Plan shall be administered by a committee appointed by the Chairman of the Board of the Corporation (the "Committee"). The Committee shall consist of not less than three (3) employees of the Corporation and/or members of the Corporation's Board of Directors. The Chairman of the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Chairman of the Board. The Committee shall select one (l) of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Article 19 - Options Not Stockholders

Neither the granting of an option to an employee nor the payroll deductions shall constitute such employee a stockholder of the shares covered by an option until such shares have been purchased by and issued to the employee.

Article 20 - Application of Funds

The proceeds received by the Corporation from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 21 - Governmental Regulation

The Corporation's obligation to sell and deliver shares of the Corporation's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Common Stock.

Article 22 - Approval of Stockholders

The Plan was approved by the stockholders at the 1980 Annual Meeting and amended by the stockholders at the 1983, 1986, l987, 1988, 1989, 1991 and 1998 Annual Meetings.

                          DESCRIPTION OF CAPITAL STOCK

         The shares of Common Stock are entitled to one (1) vote per share on all matters submitted to stockholders. They are also entitled to vote separately as a class (as are the shares of Class B Stock described below) on all matters requiring an amendment to the Corporation's Certificate of Incorporation, as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of the Common Stock do not have preemptive rights or cumulative voting rights.

         Dividends on the Common Stock will be paid if, and when declared. However, if a cash dividend is paid in respect of the Common Stock, a cash dividend must also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividends paid on each share of the Common Stock. Otherwise, however, the Common Stock and the Class B Stock rank equally as to dividends.

         The Corporation has never paid cash dividends on the Common Stock and Class B Stock and cash dividends (except as provided for by the Corporation's loan and security agreement allowing payment of dividends on the 9% Preferred Stock, as hereinafter defined) are not permitted by the Corporation's loan and security agreement. Stock dividends on and stock splits of Common Stock will only be payable or made in shares of Common Stock.

         Upon liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock ratably with the holders of the Class B Stock (which are considered for this purpose one class) are entitled to receive the entire net assets of the Corporation remaining after payment of all debts and other claims of creditors and after the holders of each series of preferred stock, if any, have been paid the preferred liquidating distribution on their shares, if any, as fixed by the Board of Directors of the Corporation. The Common Stock is not convertible into shares of any other equity security of the Corporation.

         The Common Stock is freely transferable.

Class B Stock

         The shares of Class B Stock are entitled to one (1) vote per share on all matters submitted to stockholders, except that they are entitled to ten (10) votes per share in the election of directors under certain circumstances. They are also entitled to vote separately as a class (as are the shares of Common Stock) on all matters requiring an amendment to the Corporation's Certificate of Incorporation, as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of the Class B Stock do not have preemptive rights or cumulative voting rights.

         Dividends on the Class B Stock will be paid only as and when dividends on the Common Stock are declared and paid. Moreover, if a cash dividend is paid in respect of the Common Stock, a cash dividend must also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividends paid on each share of Common Stock. Otherwise, however, the

Common Stock and the Class B Stock rank equally as to dividends. Stock dividends on and stock splits of Class B Stock will only be payable or made in shares of Class B Stock.

         In the event of liquidation or insolvency, each share of Class B Stock will be entitled to share ratably with the Common Stock in the assets remaining after payment of all debts and other claims of creditors, subject to the rights of any outstanding Preferred Stock.

         Holders of Class B Stock may elect at any time to convert any or all of such shares back into shares of Common Stock on a share-for-share basis. In the event that the number of outstanding shares of Class B Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock and Class B Stock, or the Board of Directors of the Corporation and a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then immediately upon the occurrence of either event, the shares of the Class B Stock will automatically be converted into shares of Common Stock. In the event of such conversion, certificates formerly representing outstanding shares of Class B Stock will thereafter be deemed to represent a like number of shares of Common Stock corresponding to the number of shares of Class B Stock thus converted.

         The Class B Stock is not transferable except to certain family members and related entities.

Special Voting Requirements

         The Corporation's Restated Certificate of Incorporation contains a provision requiring a two-thirds vote on mergers, consolidations or a sale of substantially all of the Corporation's assets. It also contains a "fair price" provision requiring all stockholders receive equal treatment in the event of a takeover which may be coercive; this "fair price" provision may not be amended except by a four-fifths vote of the stockholders and may be considered to have the effect of discouraging tender offers, takeover attempts, acquisitions or business combinations involving the Corporation. That provision also requires that business combinations involving the Corporation and certain "Acquiring Persons" (i.e., a person or entity which directly or indirectly owns or controls at least 5% of the voting stock of the Corporation) be approved by the holders of four-fifths of the Corporation's outstanding shares entitled to vote (other than shares held by an Acquiring Person with which or by or on whose behalf a business combination is proposed) unless such business combination either:

            (1) has been authorized by the Board of Directors of the Corporation prior to the time that the Acquiring Person involved in such business combination became an Acquiring Person, or

            (2) will result in the receipt by the other stockholders of a specified minimum amount and form of payment for their shares.

Anti-Takeover Statute

         Section 203 of the Delaware General Corporation Law ("DGCL") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Certificate of Incorporation and the By-laws do not exclude the Corporation from the restrictions imposed under Section 203 of the DGCL.

Preferred Stock

         The Preferred Stock, including the Corporation's 9% Cumulative Convertible Exchangeable Preferred Stock ("9% Preferred Stock") may be issued in one or more series from time to time by action of the Board of Directors of the Corporation. The Shares of any series of Preferred Stock may be convertible into Common Stock, may have priority over the Common Stock and Class B Stock in the payment of dividends and as to the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation and may have preferential or other voting rights, in each case, to the extent, if any, determined by the Board of Directors of the Corporation at the time it creates the series. The 9% Preferred Stock is the only class of Preferred Stock outstanding.

Registrar and Transfer Agent

         Chase Mellon Shareholder Services, L.L.C., is the Registrar and Transfer Agent for the Common Stock.

                                  LEGAL MATTERS

         The legality of the shares offered by this Prospectus has been passed upon by Messrs. Weisman Celler Spett & Modlin, P.C., 445 Park Avenue, New York, New York 10022. As of March 31, 1998, members of the firm of Weisman Celler Spett & Modlin, P.C. beneficially owned 6,750 shares of the Class B Stock of the Corporation. Howard S. Modlin, a member of such firm, is Secretary and a director of the Corporation.

                                     EXPERTS

         The consolidated balance sheets as of September 30, 1997 and 1996 and the consolidated statements of operations and accumulated deficit and cash flows for each of the three years in the period ended September 30, 1997, incorporated by reference in this Prospectus, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Corporation's Certificate of Incorporation authorizes the indemnification of directors and officers and the purchase of insurance on behalf of such persons against liability asserted against them in such capacity or arising out of such status. The Corporation maintains an insurance policy covering its directors and officers against certain losses. Section 145 of the General Corporation Law of Delaware permits or requires indemnification of officers and directors in the event that certain statutory standards of conduct are met.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    FORM S-8

PART II:  UNDERTAKINGS AND OTHER INFORMATION NOT REQUIRED IN
               PROSPECTUS

Item 3.   Incorporation of Documents by Reference

          See Prospectus, "Available Information," page 4 and "Description of Capital Stock," page 18.

Item 4.   Description of Securities

          Not applicable.

Item 5. Interest of Named Experts and Counsel

         The consolidated balance sheets as of September 30, 1997 and 1996 and the consolidated statements of operations and accumulated deficit and cash flows for each of the three years in the period ended September 30, 1997, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

         Reference is made to Article Tenth of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988, which is incorporated by reference for information concerning indemnification of directors and officers. Section 145 of the General Corporation Law of Delaware permits or requires indemnification of officers and directors in the event that certain statutory standards of conduct are met. However, reference is made to Item 9(d) with respect to indemnification for liabilities arising under the Securities Act.

         Under an insurance policy with The Chubb Group of Companies, the directors and certain officers of the undersigned registrant and its subsidiaries are indemnified against certain losses arising from certain claims which may be made against such persons, by reason of their being such directors or officers.

Item 7. Exemption from Registration Claimed

         Not applicable.

Item 8. List of Exhibits

10.      (a)  1979 Employee Stock Purchase Plan (set forth in Part II of the Prospectus).

23.      Consents

         (a)  Coopers & Lybrand L.L.P.

Item 9.   Undertakings

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file,  during any  period in which  offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13 or 15(d) of the Exchange Act (and, where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus to each employee to whom the Prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act, unless such employee otherwise has received a copy of such report in which case the registrant shall state in the Prospectus that it will promptly furnish without charge a copy of such report on written request of the employee, and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of June, 1998.

                                       GENERAL DATACOMM INDUSTRIES, INC.


                                       By:  /S/ CHARLES P. JOHNSON
                                                Charles P. Johnson
                                                Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                      Title                             Date
---------                      -----                             ----

/S/ CHARLES P. JOHNSON         Chairman of the Board             June 18, 1998
Charles P. Johnson             and Chief Executive Officer


/S/ WILLIAM S. LAWRENCE        Senior Vice President,Finance     June 18, 1998
William S. Lawrence            and Chief Financial Officer


/S/ WILLIAM G. HENRY           Vice President, Corporate         June 18, 1998
William G. Henry               Controller and Principal
                               Accounting Officer


/S/ HOWARD S. MODLIN
Howard S. Modlin               Director and Secretary            June 18, 1998


/S/ FREDERICK R. CRONIN        Director and Vice President,      June 18, 1998
Frederick R. Cronin            Corporate Technology


/S/ LEE M. PASCHALL
Lee M. Paschall                Director                          June 18, 1998


/S/ JOHN L. SEGALL             Director                          June 18, 1998
John L. Segall

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the incorporation by reference in this Registration Statement of General DataComm Industries, Inc. and Subsidiaries on Form S-8 of our report dated December 22, 1997 on our audits of the consolidated financial statements and financial statement schedule of General DataComm Industries, Inc. and Subsidiaries as of September 30, 1997 and 1996 and for the years ending September 30, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-K.





COOPERS & LYBRAND L.L.P.
Stamford, Connecticut
June 18, 1998